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                                                                      EXHIBIT 23



                       CONSENT OF INDEPENDENT ACCOUNTANTS




We consent to the incorporation by reference in the three separate registration statements of Cash America International, Inc. on Form S-8, (File No. 33-29658, File No. 33-36430 and File No. 33-59733) of our reports dated January 21, 1997, which include an explanatory paragraph related to a change in accounting principle, on our audits of the consolidated financial statements and financial statement schedule of Cash America International, Inc. as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, which reports are included or incorporated by reference in this Annual Report on Form 10-K.





COOPERS & LYBRAND L.L.P.



Fort Worth, Texas
March 25, 1997